Exhibit 99.1

News Release

For More Information Contact

FOR IMMEDIATE RELEASE

Darrell B. Lee, CFO/VP

March 1, 2006	763-493-6370 / www.mocon.com

MOCON Announces Sales and Earnings for Year Ended December 31, 2005

MINNEAPOLIS, MN, March 1, 2006 – MOCON, Inc. (Nasdaq:MOCO) today reported sales and income for the fourth quarter and year ended December 31, 2005.

Net sales for 2005 were $24,582,000, a decrease of 2 percent compared to $24,965,000 for 2004. Net income and diluted net income per share for 2005 were $2,915,000 and $0.53, respectively, both up 20 percent compared to $2,429,000 and $0.44 for 2004. Fourth quarter 2005 sales were $6,085,000, a decrease of 11 percent compared to $6,808,000 for 2004, and diluted net income per share was $0.14 for the fourth quarter of 2005, an increase of 8 percent compared to $0.13 for the same period in 2004.

The overall decrease in sales for 2005 compared to 2004 was due primarily to decreased sales of our permeation products and consulting and analytical services, offset somewhat by increases in sales of our headspace analyzer and gas analyzer products. The overall decrease in sales for the fourth quarter of 2005, compared to the fourth quarter of 2004, was due primarily to decreases in sales of our permeation products.

We continue to maintain a strong balance sheet, with cash and current marketable securities totaling $8,851,000. The quarter ended December 31, 2005 marks our 97th consecutive quarter of profitability, and over 17 years of consecutive quarterly dividend payments. The total loss from the discontinued Vaculok operations was $107,000, net of tax, for the year ended December 31, 2005. The Vaculok product line assets were sold during the third quarter of 2005.

“During 2005, we focused heavily on improving our bottom line, which grew by 20 percent over our prior year. We are pleased with the progress we have made in consolidating certain operations, while divesting others. These actions enabled us to increase our R&D expenditures, resulting in new products for our core gas detection, measurement and analysis markets. Some of these products were introduced in 2005 and others are planned for introduction in 2006 and beyond,” said Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide. See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding MOCON continuing to maintain a strong balance sheet, and other statements that can otherwise be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions. All forward-looking statements speak only as of the date of this press release. MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which MOCON competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, uncertainties relating to competition and technological change, worldwide economic and political stability, setbacks in product development programs, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with MOCON’s acquisition strategy and international operations, and other factors set forth in MOCON’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq National Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Sales
Products	$5,753	$6,307	$22,877	$23,025
Consulting services	332	501	1,705	1,940
Total sales	6,085	6,808	24,582	24,965

Cost of sales
Products	2,423	2,993	9,858	10,517
Consulting services	189	275	931	999
Total cost of sales	2,612	3,268	10,789	11,516

Gross profit	3,473	3,540	13,793	13,449

Selling, general, and administrative expenses	1,872	2,086	8,009	8,276
Research and development expenses	513	371	1,765	1,372
Operating income	1,088	1,083	4,019	3,801

Other income	78	13	338	124
Income from continuing operations before income taxes	1,166	1,096	4,357	3,925

Income taxes	414	328	1,335	1,291
Income from continuing operations	752	768	3,022	2,634

Loss from discontinued operations	—	(53)	(169)	(323)
Income tax benefit from discontinued operations	—	20	62	118
Loss from discontinued operations, net of tax	—	(33)	(107)	(205)

Net income	$752	$735	$2,915	$2,429

Basic net income per share:
Income from continuing operations	$0.14	$0.14	$0.56	$0.49
Loss from discontinued operations	—	—	(0.02)	(0.04)
Basic net income per share	$0.14	$0.14	$0.54	$0.45

Basic weighted average shares outstanding	5,398	5,318	5,370	5,351

Diluted net income per share:
Income from continuing operations	$0.14	$0.14	$0.55	$0.48
Loss from discontinued operations	—	(0.01)	(0.02)	(0.04)
Diluted net income per share	$0.14	$0.13	$0.53	$0.44

Diluted weighted average shares outstanding	5,531	5,466	5,534	5,471

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands)

BALANCE SHEET DATA:  (unaudited)

	December 31, 2005	December 31, 2004
Assets:
Cash and marketable securities	$8,851	$7,458
Accounts receivable, net	4,362	4,343
Inventories	4,058	3,778
Other current assets	986	1,144
Total current assets	18,257	16,723
Marketable securities, noncurrent	170	231
Property, plant, and equipment, net	1,552	1,831
Other assets, net	3,678	3,731

Total assets	$23,657	$22,516

Liabilities and Stockholders’ Equity:
Total current liabilities	$4,418	$4,772
Total long-term liabilities	440	543
Stockholders’ equity	18,799	17,201

Total liabilities and stockholders’ equity	$23,657	$22,516